EXHIBIT 12

                        U S WEST COMMUNICATIONS, Inc.
                    RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollars in Millions)
                                                     Quarter Ended
                                                    6/30/94     6/30/93
- ------------------------------------------------------------- -----------
Income before income taxes and
 extraordinary item                                      $472        $364
Interest expense (net of amounts capitalized)              81         100
Interest factor on rentals (1/3)                           18          16
                                                  ----------- -----------
Earnings                                                 $571        $480

Interest expense                                           88         100
Interest factor on rentals (1/3)                           18          16
                                                  ----------- -----------
Fixed charges                                            $106        $116

Ratio of earnings to fixed charges                       5.39        4.14
- ------------------------------------------------------------- -----------


                                                     Year-to-Date
                                                    6/30/94     6/30/93
- ------------------------------------------------------------- -----------
Income before income taxes and
 extraordinary item                                      $947        $764
Interest expense (net of amounts capitalized)             161         199
Interest factor on rentals (1/3)                           36          33
                                                  ----------- -----------
Earnings                                               $1,144        $996

Interest expense                                          174         199
Interest factor on rentals (1/3)                           36          33
                                                  ----------- -----------
Fixed charges                                            $210        $232

Ratio of earnings to fixed charges                       5.45        4.29
- ------------------------------------------------------------- -----------
